AGREEMENT


     This Agreement ("Agreement") is executed on the 6th day of March, 2002, to be effective as of such date, by and between Group Management Corporation, formerly known as Internet Venture Group, Inc. ("iVG") of 13135 Dairy Ashford, Suite 5, Sugarland, TX, 77478, Swan Magnetics, Inc., (hereinafter "Swan"), of 2982 Scott Blvd., Santa Clara, CA, 95054, and Lumar Worldwide Industries, Inc., ("LWI") of 13135 Dairy Ashford, Suite 560, Sugarland, Texas 77478 (together "the Parties").


                                    RECITALS

     WHEREAS, iVG is an internet holding and development company which has acquired approximately 88.5 % of the outstanding and issued commons shares of Swan; and

     WHEREAS, the Parties believe Swan has developed certain products and technology for an ultra high capacity ("UHC") flexible disk drive and possesses cash and other assets of value and interest to LWI; and

     WHEREAS, LWI is a holding and development company organized to acquire, develop and capitalize suitable internet technology and related businesses into a network of businesses; and

     WHEREAS, iVG is interested in selling all of its shares in Swan to LWI and LWI is interested in obtaining such shares;

     NOW THEREFORE, the parties hereby enter into this Agreement for the acquisition by LWI of all Swan shares of stock held by iVG as described below.


1.0     DEFINITIONS

1.1 AGREEMENT. Agreement shall refer to this Agreement which through its terms effects the sale of shares described herein.

1.2 IVG. iVG shall refer to Group Management Corporation, formerly known as Internet Venture Group, Inc., a Florida corporation with its principal place of business at 13135 Dairy Ashford, Suite 525, Sugarland, TX, 77478.

1.3 SWAN. Swan shall refer to Swan Magnetics, Inc., a California corporation dba Swan Magnetics, Swan Instruments, Scotts Valley Instruments and SVI with its principal place of business at 2982 Scott Blvd., Santa Clara, CA, 95054.

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1.4     COMMON  STOCK.  Common  Stock  shall refer to the total number of issued and outstanding shares of Common Stock of Swan held by iVG, which is approximately 88.5% of the total of all common stock of Swan.

1.5 CASH. Cash shall refer to any cash or cash equivalent in monies of the United States of America.

1.6     EFFECTIVE  DATE.  Shall  be  the  date  of  this  Agreement.


2.0     REPRESENTATIONS


2.1 PARTY REPRESENTATIONS. The parties to this Agreement each represents to the other as follows:

     A. it is authorized to execute this Agreement for the purposes and on the terms and conditions stated herein;
     B. the execution of this Agreement will not conflict with any undertaking, agreement, order, statute, rule or other obligation to which it is subject;
     C.  all  signatories  are  authorized  to  sign  in  the  capacity  stated;
     D. it has obtained all approvals, waivers or certifications necessary to the performance of this Agreement; and
     E. it has read and understood the terms of the Agreement and is aware that this Agreement is binding upon the party.

2.2     IVG  REPRESENTATIONS.  iVG  represents  and  warrants  that:

     a. it owns and holds in its own name 41,773,157 (approximately 88.5% of the total) of the issued and outstanding common shares of Swan;
     b. it understands that the Swan consolidated balance sheet of June 30, 2000 (unaudited) showed a total liabilities and shareholders' equity of $8,943,733, did not include personal property or other tangible or intangible property, including intellectual property rights (whether or not such rights are registered or filed in a public registry);
     c. it understands that Swan's personal property and other tangible or intangible property, including intellectual property rights (whether or not such rights are registered or filed in a public registry) existing on or about June 30, 2000, were reasonably valued in an amount in excess of $5,000,000 in aggregate;
     d. its former Chairman Eden Kim was Chairman of Swan, but it has not had competent and reliable access to the corporate books and records of Swan since the date of Eden Kim's separation from management of iVG;

     e. it is not aware of any change in the number of outstanding shares of stock of Swan since the acquisition of its shares of Swan but does not currently have access to the books and records of Swan to make an accurate determination;
     f. it understands that as of November 30, 2001, Swan was in possession of the sum of at least $2,000,000 in cash on hand or in accounts maintained by Swan for that purpose;
     g. it understands that Swan has an equity interest in a company named iTVR, which may be a majority or controlling interest of iTVR but does not currently have access to the books and records of Swan to make an accurate determination; and
     h. it will undertake to effect the reasonable and timely transfer or delivery of documents necessary to the completion of this Agreement.

2.3     SWAN  REPRESENTATIONS.   Swan  represents  and  warrants  that:

     a. its current board of directors was duly elected by the shareholders in accordance with the by-laws of the company;
     b. its current board of directors has been actively seeking to obtain the books and records of the corporation from the prior management;
     c. its current board of directors gave notice to the company's prior counsel of the change in management and the termination of such counsel from any representation of the company;
     d. it waives any right to purchase or re-purchase the shares of common stock made the basis of this Agreement;
     e. to the knowledge of the current board of directors, there have been no amendments to the Articles of Incorporation or the by-laws of the company since iVG's acquisition of the common shares of stock of Swan; and
     f. it has full authority to enter into this Agreement for the express purposes stated herein and will undertake to effect the reasonable and timely transfer or delivery of documents necessary to the completion of this Agreement.

2.4     LWI  REPRESENTATIONS.   LWI  represents  and  warrants  that:

     a. it enters into this Agreement for the purposes and on the terms and conditions set forth herein for the purchase of all of the common shares of stock of Swan now owned or claimed by iVG;
     b. it has no past or current relationship with Swan, iVG, Eden Kim or any other person claiming to manage or control Swan (other than through this Agreement) and has no agreement or understanding with any person or party related to this transaction not stated in this Agreement;
     c. it seeks to acquire the shares of common stock for its own account and as part of its business plan and;
     d. it understands that iVG has made no representations regarding Swan, Swan's assets or the value of the Swan shares iVG currently holds.

2.5     SURVIVAL  OF  REPRESENTATIONS.   Swan  and  iVG  have  delivered  some
information to LWI prior to the execution of this Agreement, but do not represent that such information is complete or sufficient for adequate due diligence by LWI. LWI acquires the shares of common stock of Swan without an adequate opportunity for due diligence. LWI, Swan and iVG acknowledge that this Agreement is predicated upon the information presented and the representations and warranties made herein. All such representations and warranties are material to the transactions, are relied upon by the other parties hereto, and shall be enforceable without regard to any other party's ability or opportunity to conduct due diligence or other investigation into the representations and warranties. All representations and warranties shall survive the closing


3.0     CONSIDERATION.

LWI shall deliver to iVG a Promissory Note in the form attached hereto, in the principal amount of Two Million Five Hundred Thousand and No/100 ($2,500,000.00) Dollars, payable on March 6, 2009, in Sugarland, Texas. Additionally, as further consideration, LWI agrees that it will act in its capacity as the controlling shareholder of Swan to extinguish and/or assume responsibility for any debt shown on Swan's financial records as owing from iVG, if any, and that neither LWI nor Swan will pursue any action against iVG, or it officers or directors, for any debts that Swan shows as owing from iVG, regardless whether such debt is known or unknown at this time.


4.      CONDITIONS  TO  CLOSING.

4.1 All governmental and third party consents necessary to authorize the execution and delivery of common shares of Swan made the basis of this Agreement shall have been obtained.

4.2 Swan shall be in good standing in the state of incorporation, and shall be qualified to do business in the jurisdictions in which its business operations and assets require it to be so qualified.

4.3     There  shall  be  no  default  under  the  terms  of  this  Agreement.


5.     BINDING  NATURE  OF  AGREEMENT

This Agreement, including all representations and warranties, shall remain binding on the parties hereto, their successors and assigns.

6.     ADDENDUM  &  EXHIBITS

There  are  three(3)  addendums  to  this  agreement.
     Addendum  1  Promissory  Note
     Addendum  2  Royalty  agreement
     Addendum  3  Asset  Search  Purchase  list

There  are  three(3)  Exhibits  attached  to  this  agreement.
     Exhibit  A  Minutes  of  GPMT  Board  Meeting  dated  2/21/2002
     Exhibit  B  Minutes  of  GPMT  Board  Meeting  dated  3/13/2002
     Exhibit  C  Minutes  of  Swan  Board  Meeting  dated  2/22/2002

7.     MISCELLANEOUS.

The interpretation and enforcement of this Agreement shall be governed by the internal laws of the State of Texas, without regard to its conflict of interest laws. The headings are provided for convenience only and are not to be used in construing the meaning of any section of this Agreement. Section 1.0 in its entirety is provided solely for informational purposes only and does not create any legal duties or obligations on the parties unless otherwise stated in a separate section of this Agreement. If a court of competent jurisdiction shall find any section of this Agreement unenforceable, all other sections shall remain in effect. If the parties shall resort to litigation to resolve any dispute concerning any aspect of this Agreement, the prevailing party shall be awarded reasonable attorney's fees and costs.

EXECUTED,  on  the  date  first  above  written  by  and  between:


GROUP  MANAGEMENT  CORPORATION,  BY:          SWAN  MAGNETICS,  INC.,  BY:


/s/ Elorian Landers                           /s/ Clay Borders
______________________________                ____________________________
ELORIAN  LANDERS,  PRESIDENT                  CLAY  BORDERS,  PRESIDENT


LUMAR  WORLDWIDE  INDUSTRIES,  INC.,  BY:


/s/ Darren-Anthony Lumar
_________________________________
DARREN-ANTHONY  LUMAR,  PRESIDENT

             PROMISSORY NOTE - PAYABLE ON A DESIGNATED DATE OR DATES



$2,500,000  (Two  Million  Five  Hundred  Thousand)     Sugar  Land,  Texas


          For value received, the undersigned, Lumar Worldwide Industries, Inc., ("LWI") of 13135 Dairy Ashford, Suite 560, Sugar Land, Texas 77478, herein after referred to as ("Maker") promises to pay to Group Management Corporation, formerly known as Internet Venture Group, Inc. ("iVG") of 13135 Dairy Ashford, Suite 525, Sugarland, TX, 77478, herein after referred to as ("Payee"),the principal sum of (Two Million Five Hundred Thousand) Dollars ($2,500,000),
                    -------------------------------------          ------------
together with interest at the rate hereinafter provided for on the unpaid principal balance of this note from until paid in full.

          Interest shall accrue on the unpaid and outstanding principal balance of this note commencing on the date hereof and continuing until repayment of this note in full at a rate per annum equal to prime plus 1%. (payment schedule
                                                --------------------------------
attached). Interest and principal payments will be accelerated if and when funds -------- are verified within Swan Magnetics.

          Maker shall make all payments hereunder to Payee in lawful money of the United States and in immediately available funds.

          Payee may not accelerate the maturity of this note in the event Maker is in breach or default of any of the terms, conditions or covenants of any other agreement with Payee or its affiliates.

          In the event any installment provided for herein is not paid on or before two (2) days following its due date, Maker promises to pay to the holder of this promissory note an amount equal to one percent (1%) of the amount of such installment. In addition, Maker promises to pay interest on any such unpaid installment from the date due until such installment is paid in full at a per annum rate equal to the lesser of three percent (3%). Time is of the essence.

          Maker waives presentment, demand, notice of demand, protest, notice of protest or notice of nonpayment in connection with the delivery, acceptance, performance, default or enforcement of this note or of any document or instrument evidencing any security for payment of this note.

          Failure at any time to exercise any of the rights of Payee hereunder shall constitute a waiver of such rights and shall not be a bar to exercise of any of such rights at a later date. In the event of commencement of suit to enforce payment of this note, the prevailing party shall be entitled to receive the costs of collection including reasonable attorneys' fees and court costs.

          Nothing contained in this note shall be deemed to require the payment of interest or other charges by Maker or any other person in excess of the amount, which the Payee may lawfully charge under the applicable usury laws. In the event that Payee shall collect moneys which are deemed to constitute interest which would increase the effective interest rate to a rate in excess of that permitted to be charged by applicable law, all such sums deemed to constitute interest in excess of the legal rate shall be credited against the principal balance of this note then outstanding, and any excess shall be returned to Maker.

          IN WITNESS WHEREOF, the undersigned has caused this promissory note to be duly executed as of the date first written below.


Dated:  __________________     [Maker] /s/
                                      __________________________________________



                               By: _____________________________________________

                               Title: __________________________________________

                                PAYMENT SCHEDULE



     Due Date                                Amount Due
     --------                                ----------
     April 30, 2003                               $0.00

     April 30, 2004                               $0.00

     April 30, 2005                            $122,500

     April 30, 2006                            $122,500

     April 30, 2007                            $122,500

     April 30, 2008                            $122,500

     April 30, 2009                          $2,622,500

                                ROYALTY AGREEMENT


   ADDENDUM TO AGREEMENT TO PURCHASE SWAN MAGNETIC FROM GPMT BY LUMAR WORLD WIDE
                      INDUSTRIES INC. DATED MARCH 6TH 2002


The Parties in the above referenced agreement agree and enter into a royalty agreement for any and all products sold by Swan Magnetic or its wholly owned or partially owned subsidiaries, business partners, or alliances in which Swan Magnetic or its subsidiaries receive a participation, for a period of seven years.

1. ROYALTY The Royalty payable to GPMT will be equal to 4% of the gross Sales on any products sold by or through Swan, directly, via licenses, alliance, or other agreement that yields a revenue for Swan or its Subsidiaries.

2.   TERM  The  term  of  this  agreement  shall  be  for  Seven(7)  years.

3. PRODUCTS Products shall refer to any item that is manufactured, licensed, or resold by Swan or its subsidiaries.

4. NOTICE Lumar WorldWide Industries Inc. will provide written notice within 30 days of the end of each quarter to GPMT at GPMT's offices located at 13135 Dairy Ashford, Suite 525 Sugar Land TX 77478, on a quarterly basis the amount of the gross sales of Swan & its subsidiaries and the amount of Royalties that are due GPMT.

5. PAYMENT Payment will be due 60 days after the end of each Quarter in cash. Cash shall refer to any cash or cash equivalent in monies of the United States of America.

The internal laws of the State of Texas shall govern the interpretation and enforcement of this Agreement.